Exhibit 4.60

Agreement

No.: QT220080180

Party A: CEEG (Nanjing) International trading Co., Ltd.

Party B: China Sunergy (Nanjing) Co., Ltd.

Party C: China New Energy (Nanjing) Co., Ltd.

Hereinafter referred to as Party A, Party B and Party C

Due to the expiration of creditor’s right and debts of the three parties, and through friendly consultations, the three parties agree to transfer creditor’s right and debts as below.

1. Party A will transfer the creditor’s rights that Party B owes to Party C, totaling RMB One Million Seven Hundred and Ninety-Six Thousand Seven Hundred and Eighteen Point Seventeen (￥1,796,718.17).

2. Party C will offset the creditor’s rights transferred by Party A against the debts that Party C owes to Party B.

3. Party B and Party C will negotiate over the balance that Party B owes to Party C after the offset.

This agreement is made in three duplicate copies, one page attachment, which shall be regarded as an accounting certificate for each party.

Party A: CEEG (Nanjing) International trading Co., Ltd. /s/

December 31, 2008

Party B: China Sunergy (Nanjing) Co., Ltd. /s/

December 31, 2008

Party C: China New Energy (Nanjing) Co., Ltd. /s/

December 31, 2008